EXHIBIT 10.5

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of May 3, 2004, is executed by The Sands Regent, a Nevada corporation (“Sands”), in favor of Wells Fargo Bank, National Association, a national banking association, as agent for itself and the below referenced Lenders (in such capacity, “Administrative Agent”).

RECITALS

A. Sands has entered into that certain Credit Agreement, dated as of April 2, 2004 (as the same from time to time hereafter may be amended, modified, supplemented or restated, the “Credit Agreement”), by and among Sands, Last Chance, Inc., a Nevada corporation (“Last Chance”), Zante, Inc., a Nevada corporation (“Zante” and, together with Last Chance and Sands, each a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto from time to time (collectively, the “Lenders”) and Wells Fargo Bank, National Association, as L/C Issuer, Swing Line Lender and as Administrative Agent, pursuant to which the Lenders have agreed to extend loans and other financial accommodations to the Borrowers for the purposes, and on the terms and subject to the conditions, set forth in the Credit Agreement (the “Credit Facility”).

B. Alliance Gaming Corporation, APT Games and Sands have entered into a Stock Purchase Agreement, dated as of December 5, 2003 (the “Stock Purchase Agreement”), pursuant to which Sands shall acquire 100% of the stock (the “Acquisition”) of Plantation Investments, Inc., a Nevada corporation, dba “Rail City” (“Rail City”).

C. The Lenders obligations to extend the credit facilities to the Borrowers under the Credit Agreement are subject, among other conditions, to receipt by Administrative Agent of this Pledge Agreement, evidencing the pledge by Sands of all of its capital stock in each of its Subsidiaries (including, after the consummation of the Acquisition, Rail City).

D. This Pledge Agreement is governed by the laws of Nevada, including, but not limited to, the Nevada Gaming Control Act, Chapter 463 of the Nevada Revised Statutes and the regulations of the Nevada Gaming Commission and the State Gaming Control Board, in their current form and as they may hereafter be amended from time to time.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sands hereby agrees with Administrative Agent as follows:

1. Definitions and Interpretation.

(a) Definitions. When used in this Pledge Agreement, the following terms shall have the following respective meanings:

“Act” means the Nevada Gaming Control Act, Chapter 463 of the Nevada Revised Statutes, as the same from time to time hereafter may be amended, modified or supplemented.

“Collateral” shall have the meaning given to that term in Paragraph 2 hereof.

“Obligations” shall mean and include all obligations, howsoever arising, owed by Sands to Administrative Agent and the Lenders, or any one or more of them, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, including those owed on a joint and several basis with the other Borrowers, now existing under, or hereafter arising pursuant to, the terms of (i) the Credit Agreement, (ii) this Pledge Agreement or (iii) any of the other Credit Documents to which Sands is a party.

“Pledged Shares” shall have the meaning given to that term in Paragraph 2 hereof.

“Regulations” means the Regulations of the Nevada Gaming Commission and State Gaming Control Board, as the same from time to time hereafter may be amended, modified or supplemented.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of California from time to time.

Unless otherwise defined herein, all other capitalized terms used herein and defined in the Credit Agreement shall have the respective meanings given to those terms in the Credit Agreement, and all terms defined in the UCC shall have the respective meanings given to those terms in the UCC.

(b) Other Interpretive Provisions. The rules of construction set forth in Article I of the Credit Agreement shall, to the extent not inconsistent with the terms of this Pledge Agreement, apply to this Pledge Agreement and are hereby incorporated by reference.

2. Pledge. As security for the Obligations, Sands hereby pledges and assigns to Administrative Agent on behalf of the Lenders and grants to Administrative Agent on behalf of the Lenders a security interest in all right, title and interest of Sands in and to the property described in Subparagraphs (a) - (e) below, whether now owned or hereafter acquired (collectively and severally, the “Collateral”):

(a) All shares of stock issued by any corporation or other entity in which Sands currently has, or in the future may acquire an interest (including the shares of stock of Rail City acquired on the Acquisition Date), including the shares of stock described in Attachment 1 hereto (all such shares, whether now owned or hereafter acquired, whether certificated or uncertificated and whether or not described in Attachment 1, to be referred to herein collectively as the “Pledged Shares”);

(b) All other certificated and uncertificated securities and any other evidence of an equity interest;

(c) All obligations owed by any Subsidiary of Sands to Sands, including those relating to or resulting from any Investments in such Subsidiary, together with any instruments, promissory notes or other documents evidencing such obligations;

(d) All dividends, cash, instruments, products, accessions, rents, profits, income, interest, earnings, revenues, benefits, substitutions and replacements of and to, and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any of the property described in Subparagraphs (a), (b) or (c) above; and

(e) All proceeds of the foregoing.

3. Representations and Warranties. Sands hereby represents and warrants to Administrative Agent and Lenders as follows:

(a) Sands is the record legal and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time Sands acquires rights in the Collateral, will be the record legal and beneficial owner thereof). No other Person has (or, in the case of after-acquired Collateral, at the time Sands acquires rights therein, will have) any right, title, claim or interest (by way of Lien, purchase option or otherwise) in, against or to the Collateral.

(b) Administrative Agent and the Lenders have (or in the case of after-acquired Collateral, at the time Sands acquires rights therein, will have) a first priority perfected security interest in the Collateral.

(c) All Pledged Shares have been (or in the case of after-acquired Pledged Shares, at the time Sands acquires rights therein, will have been) duly authorized, validly issued and fully paid and are (or in the case of after-acquired Pledged Shares, at the time Sands acquires rights therein, will be) non-assessable.

(d) Sands has delivered to Administrative Agent, together with all necessary stock powers, endorsements, assignments and other necessary instruments of transfer, the originals of all stock certificates, instruments, notes, other certificated securities, other Collateral and all certificates, instruments and other writings evidencing the same.

(e) Except as required by the Act and the Regulations and except in connection with a disposition of the Investment Property as may be required by laws affecting the offering and sale of securities generally, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge Agreement.

(f) Set forth in Attachment 1 hereto is a true, complete and accurate list of all shares of stock issued by Sands’ Subsidiaries (whether direct or indirect) and all other securities owned by Sands, and Sands is the owner of all such shares of stock of such Subsidiaries.

4. Covenants. Sands hereby agrees as follows:

(a) Sands, at Sands expense, shall promptly procure, execute and deliver to Administrative Agent all documents, instruments and agreements and perform all acts which are necessary or desirable, or which Administrative Agent may request, to establish, maintain, preserve, protect and perfect the Collateral, the Lien granted to Administrative Agent and the Lenders therein and the first priority of such Lien or to enable Administrative Agent on behalf of the Lenders to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the preceding sentence, Sands shall (i) procure, execute and deliver to Administrative Agent all stock powers, endorsements, assignments, financing statements and other instruments of transfer requested by Administrative Agent, (ii) deliver to Administrative Agent promptly upon receipt the originals of all Pledged Shares, other certificated securities, other Collateral and all certificates, instruments and other writings evidencing the same and (iii) cause the Lien of Administrative Agent to be recorded or registered in the books of any financial intermediary or clearing corporation requested which are necessary or desirable, or which Administrative Agent may request, to establish, maintain, preserve, protect and perfect the Collateral.

(b) Sands shall pay promptly when due all taxes and other governmental charges, all Liens and all other charges now or hereafter imposed upon, relating to or affecting any Collateral.

(c) Sands shall deposit, or cause to be deposited, all remittances, checks and other funds (in whatever form) received with respect to Collateral to a deposit account in which Administrative Agent has a first priority perfected security interest.

(d) Sands shall appear in and defend any action or proceeding which may affect its title to or Administrative Agents or the Lenders interest in the Collateral.

(e) Sands shall not surrender or lose possession of (other than to Administrative Agent), sell, encumber, lease, rent, option, or otherwise dispose of or transfer any Collateral or right or interest therein except as permitted in the Credit Agreement, and, notwithstanding any provision of the Credit Agreement, Sands shall keep the Collateral free of all Liens other than the Liens created hereunder.

5. Voting Rights and Dividends Prior to Default. (a) Prior to the occurrence of an Event of Default and receipt of the notice referenced in Paragraph 7 below, Sands may exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof; provided, however, that Sands shall not exercise or refrain from exercising any such rights where the consequence of such action or inaction would be (i) to impair any Collateral, the Lien granted to Administrative Agent on behalf of the Lenders therein, the first priority of such Lien or Administrative Agents rights and remedies hereunder with respect to any Collateral or (ii) otherwise inconsistent with the terms of this Pledge Agreement and the other Credit Documents.

(b) Sands may not receive or retain any Distributions or interest in respect of the Collateral at any time except, so long as no Event of Default has occurred (under and as defined in the Credit Agreement), Sands may receive and retain Distributions expressly permitted to be paid by its Subsidiaries, if any, by the terms of the Credit Agreement. Sands shall promptly deliver to Administrative Agent to hold as Collateral all Distributions and interest which Sands receives in contravention of the foregoing, in the same form as so received (with any necessary endorsement), and, until so delivered, shall hold such Distributions and interest in trust for the benefit of Administrative Agent on behalf of the Lenders, segregated from the other property or funds of Sands.

6. Authorized Action by Administrative Agent. Subject to any approval or licensing required by the Act and the Regulations, including prior approvals and licensings, Sands hereby irrevocably appoints Administrative Agent as its attorney-in-fact and agrees that Administrative Agent may perform (but Administrative Agent shall not be obligated to and shall incur no liability to Sands or any third party for failure so to do) any act Sands is obligated by this Pledge Agreement to perform, and to exercise such rights and powers as Sands might exercise with respect to the Collateral, including, without limitation, the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) insure, process, preserve and enforce the Collateral; (d) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (e) pay any Indebtedness of Sands relating to the Collateral; and (f) execute or file UCC financing statements and other documents, instruments and agreements required hereunder; provided, however, that Administrative Agent may exercise such powers other than the filing of UCC financing statements only after the occurrence of an Event of Default and the acquisition of all approvals and licenses required by the Act and the Regulations. Sands agrees to reimburse Administrative Agent upon demand for all costs and expenses, including attorneys fees, Administrative Agent may incur while acting as Sands attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. Sands agrees that such care as Administrative Agent gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Administrative Agents possession; provided, however, that Administrative Agent shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other Person in connection with the Obligations or with respect to the Collateral.

7. Events of Default.

(a) Events of Default. An Event of Default hereunder shall mean (i) the occurrence of an Event of Default under and as defined in the Credit Agreement or (ii) the breach by Sands of any of Sands’ Obligations under this Pledge Agreement.

(b) Remedies; General. Upon the occurrence of an Event of Default, compliance with the Act and the Regulations (including, without limitation, obtaining any required affirmative approvals of the Nevada Gaming Commission or the State Gaming Control Board) Administrative Agent shall be entitled to exercise all of its rights and remedies provided for under this Pledge Agreement, the Credit Agreement, any other Credit Documents to which Sands is a party, the UCC and other applicable Governmental Rules. Without limiting the generality of the foregoing, Sands expressly agrees that in any such event Administrative Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Sands or any other person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may (i) forthwith collect, receive, appropriate, foreclose upon and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or brokers board or at any of Administrative Agent’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Sands authorizes Administrative Agent, on the terms set forth in this Paragraph 7, to take possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which, in the opinion of Administrative Agent, appears to be prior or superior to its security interest. Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Sands hereby releases. Administrative Agent may sell the Collateral without giving any warranties as to the Collateral and may specifically disclaim any warranties of title, which procedures shall not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Subparagraph 7(g), below, and only after so paying over such net proceeds and after the payment by Administrative Agent of any other amount required by any provision of law, including Section 9608(a)(1)(C) of the UCC (or any other then applicable provision of the UCC), shall Administrative Agent account for the surplus, if any, to Sands. To the maximum extent permitted by applicable law, Sands waives all claims, damages, and demands against Administrative Agent arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of Administrative Agent. Sands agrees that Administrative Agent need not give more than ten (10) days prior written notice (which notification shall be deemed given in accordance with the Credit Agreement) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

(c) Voting Rights. From and after the occurrence of an Event of Default and receipt of notice by Sands that all voting and Distribution rights of Sands with respect to the Collateral are terminated, and upon full compliance with the Act and the Regulations (including, without limitation, obtaining any required affirmative approval of the Nevada Gaming Commission or the State Gaming Control Board), all rights of Sands to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Subparagraph 5(a) hereof and to receive the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Subparagraph 5(a) hereof shall cease and all such rights shall thereupon become vested in Administrative Agent which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments.

(d) Fees, Costs and Expenses. Sands agrees to pay all fees, costs and expenses of Administrative Agent, including, without limitation, attorneys fees and costs, incurred in connection with the enforcement of any of its rights and remedies hereunder.

(e) Waiver of Presentment, Etc. Sands hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Pledge Agreement or any Collateral.

(f) Specific Performance. Sands agrees that a breach of any covenants contained in this Paragraph 7 will cause irreparable injury to Administrative Agent and the Lenders, that in such event Administrative Agent and the Lenders would have no adequate remedy at law in respect of such breach and, as a consequence, agrees that in such event, Sands hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Obligations are not then due and payable.

(g) Application of Proceeds. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Administrative Agent to the Obligations in any manner whatsoever as Administrative Agent shall choose in its sole and absolute discretion.

(h) Securities Laws.

(i) As to any Collateral constituting certificated securities or uncertificated securities, if, at any time when Administrative Agent shall determine to exercise its right to sell the whole or any part of such Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended the “Act”), Administrative Agent may, in its discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as Administrative Agent may deem necessary or advisable, but subject to the other requirements of this Subparagraph 7(h), and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event Administrative Agent may, in its sole discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In addition to a private sale as provided above in this Subparagraph 7(h), if any of such Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then Administrative Agent shall not be required to effect such registration or cause the same to be effected but may, in its sole discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as Administrative Agent may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors rights and the Act and all applicable state securities laws.

(ii) Sands agrees that in any sale of any of such Collateral, whether at a foreclosure sale or otherwise, Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including the Act and the Regulations and compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental authority, and Sands further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Administrative Agent be liable nor accountable to Sands for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

(iii) Upon the occurrence of an Event of Default and at Administrative Agents request, Sands shall, and shall cause all issuers of Collateral and all officers and directors thereof and all other necessary Persons to, execute and deliver all documents, instruments and agreements and perform all other acts necessary or, in the opinion of Administrative Agent, advisable to sell the Collateral in any public or private sale, including any acts requested by Administrative Agent to (A) register any Collateral under the Act, (B) qualify any Collateral under any state securities or “Blue Sky” laws or (C) otherwise permit any such sale to be made in full compliance with all applicable Governmental Rules.

8. Miscellaneous.

(a) Notices. Except as otherwise specified herein, all notices, requests, demands, consents, instructions or other communications to or upon Sands or Administrative Agent under this Pledge Agreement shall be given to Sands and Administrative Agent at the addresses set forth below in the manner set forth in Section 8.01 of the Credit Agreement:

To Sands:

Attention: Facsimile:

To Administrative Agent:	Wells Fargo Bank Wholesale Loan Services - Agency Division 201 Third Street, 8th floor San Francisco, CA Fax no. (415) 512-7059

(b) Waivers; Amendments. No amendment, modification, supplement, extension, termination or waiver of any provision of this Pledge Agreement, no approval or consent hereunder, and no consent to any departure by Sands therefrom, may in any event be effective unless in writing signed by Administrative Agent (with the written approval or upon the instructions of the Required Lenders or such other Persons whose signature may be required by the Credit Agreement), and then only in the specific instance and for the specific purpose given and any such amendment, modification, supplement, extension, termination or waiver shall be binding upon Administrative Agent, the Lenders and Sands. In addition, this Pledge Agreement shall not be amended without the prior administrative approval of the Chairman of the Nevada State Gaming Control Board.

(c) Successors and Assigns. This Pledge Agreement shall be binding upon Sands and shall inure to the benefit of Administrative Agent and Lenders and their respective successors and assigns; provided, however, that Sands may not assign or transfer its rights or obligations under this Pledge Agreement without the prior written consent of Administrative Agent and each Lender. Any attempted assignment or transfer in violation of this Subparagraph (c) shall be null and void. Administrative Agent may disclose this Pledge Agreement as permitted in the Credit Agreement.

(d) Partial Invalidity. If at any time any provision of this Pledge Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Pledge Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(e) Cumulative Rights, etc. The rights, powers and remedies of Administrative Agent under this Pledge Agreement shall be in addition to all rights, powers and remedies given to Administrative Agent by virtue of any applicable Governmental Rule, the Credit Agreement, any other Credit Document or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Administrative Agents rights hereunder. Sands waives any right to require Administrative Agent to proceed against any of its Subsidiaries, any other Person or to exhaust any Collateral or to pursue any remedy in Administrative Agents power.

(f) Payments Free of Taxes, Etc. All payments made by Sands under this Pledge Agreement shall be made by Sands free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, Sands shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Pledge Agreement. Upon request by Administrative Agent, Sands shall furnish evidence reasonably satisfactory to Administrative Agent that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

(g) Governing Law. This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to conflicts of law rules except to the extent that mandatory provisions of applicable law regarding perfection, the effect of perfection or nonperfection and the priority of security interests require the application of the law of another jurisdiction.

(h) Jury Trial. SANDS, ADMINISTRATIVE AGENT AND THE LENDERS EACH, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

(i) Gaming Approval.

(A) This Pledge Agreement shall not be effective until it is approved by the Nevada Gaming Commission;

(B) Notwithstanding approval by the Nevada Gaming Commission pursuant to subparagraph (A) above, other approvals may be required before certain transactions relating to this Pledge Agreement may occur, including, but not limited to, the following:

(i) Any re-registration or action similar to re-registration of the Pledged Shares must be approved in advance by the State Gaming Control Board in accordance with NRS 463.5 10 and Section 8A.040 of the Regulations;

(ii) Any foreclosure, sale, transfer, or other disposition of the Pledged Shares must be approved in advance by the Commission in accordance with NRS 463.5 10 and NGC Sections 8A.020 and 8A.030 of the Regulations, and shall not be effective unless so approved; and

(iii) Pursuant to Regulation 8A.040, the payment or receipt of any money or other thing of value constituting any part of the consideration for the transfer or acquisition of the Pledged Stock must be approved in advance by the Commission and the Board, except that such consideration may be placed in escrow pending the necessary approvals; and

(C) The certificates representing the Pledged Shares shall at all times remain physically within the State of Nevada at a location designated to the State Gaming Control Board and must be made available for inspection by employees or agents of the State Gaming Control Board immediately upon request during normal business hours.

(j) Entirety. This Agreement supersedes any prior negotiations, discussions or communications between Sands and Administrative Agent and constitutes the entire agreement between Sands and Administrative Agent with respect to the matters covered hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be executed as of the day and year first above written.

THE SANDS REGENT, a Nevada corporation

By:

Name:

Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

ATTACHMENT 1

TO PLEDGE AGREEMENT

SHARES

Issuer	Class of Stock	Outstanding Shares	Shares Owned Directly By Sands
Zante, Inc.
Last Chance, Inc.
California Prospectors, Ltd.
Plantation Investments, Inc., dba “Rail City”